EXHIBIT 10.16
AGREEMENT OF EMPLOYMENT TERMS AND CONDITIONS
FOR THE POSITION OF EXECUTIVE DIRECTOR
     This employment agreement for the position of Executive Director is effective September 12, 2006. The undersigned parties in this Agreement or Contract are Banco Santander Puerto Rico, (“Santander”) and Mr. Tomas Torres (hereinafter the “Director”).
1.	Terms and Conditions
     The Director will engage in all the effort and time necessary to attain the objectives set by Santander and will perform the duties indicated in the Job Description (Attachment A). These duties may vary provided the supervisor or the person to whom the Director reports, so determines and pursuant to the operational and business needs of Santander. The objectives and goals of the position to be occupied will be handed by the Supervisor during the first week of employment. The Director must comply with the goals and objectives or else he will be subject to discipline related to the efficiency and/or performance of his tasks.
     The Director promises to thoroughly comply with the norms, procedures and policies of Santander. The Director understands that failure to comply with the norms, procedures and policies of Santander, will be deemed just cause for the termination of this agreement.
     Santander has trusted the veracity of the information and data provided by the Director in the application for employment, other recruitment forms and he may be dismissed at any time should it be verified that he has omitted and/or provided information that is incomplete and/or false in the form(s).
     Santander reserves the right to modify the functions, conditions and terms of employment expressed herein, as the needs of the Institution may arise. Said changes will be notified in writing to the Director, so that he may comply with the new requirements.

2.	Compensation and Benefits
     Effective as of the date of this contract, Santander will compensate the Director with a gross annual salary of $250,000. Additionally, he will enjoy a special bonus in the amount of $50,000.00 payable at the time this contract is subscribed. The Director will reimburse 100% of the special bonus in the event that the employment relation is ended voluntarily during the first year of service. In the event that the employment relation is ended voluntarily during the second year of service, the Director will reimburse 50% of the special bonus. The Director will reimburse the percentage corresponding to the special bonus before his last day of work and said amount will be a debt due and owing from that moment forward.
     The Director will also participate of the Variable Compensation Program, established for the position, and provided the Director complies with all the objectives and goals set for the position and he/she is an active employee at the time that it is granted. In January 2007, the Director will receive a performance bonus in an amount of not less than $75,000, provided he/she is an active employee at the time that it is granted. The Director will enjoy a Christmas Bonus subject to compliance with the parameters set forth by law and to the parameters approved by the Board of Directors annually. Additionally, the Director will be entitled to the Use of a corporate vehicle with a maximum value of $45,000 and will be subject to the policies currently in effect. In addition to the salary and compensation above mentioned, the Director will be eligible to the following benefits: Medical Health Insurance (which contribution will depend on the coverage selected), life insurance, 401K plan or other that are applicable to all the regular employees of Santander, subject to the policies for each one of them.
     The payments mentioned in the line Compensation, Salaries and Benefits will be subject to the legal deductions pertinent under the federal and local statutes that may apply.
3.	Trade Secrets
     During the course of the Director’s employment, the Director will have access to confidential documents, information in customer listings, prospective clients, marketing strategies, and any other type of policy and material that constitutes to Santander information related and for the trade, which for all purposes constitutes confidential information. The confidential information of Santander is the property of the Institution. The Director cannot disclose said information directly or indirectly, except if a business necessity so requires and even in that case, it must be authorized by the Immediate Supervisor.
     In the event of your resignation or employment termination, we require from you absolute protection of the confidential and privileged information, including refraining from disclosure and divulgation or use of the same for your own benefit, that of your new employer or third parties. This information includes, but is not limited to trade secrets, Santander’s proprietary information, its affiliates and subsidiaries, confidential matters, methodology for operations, lists of clients or potential clients, business relations, banking products, strategies, tactics, business plans, development of computer programs, financial information, income statements, accounts balances, profit margins, stockholdings, economic studies, marketing strategies and others similar in nature.
     If the Director incurs in the violation of any of the provisions set forth herein, not to disclose or divulge confidential information, Santander will have the right to seek an injunction either permanent or preliminary, so the former Director disengage the practice and abstain from incurring in the aforementioned conduct. The remedies in possession of Santander in such a situation may include anything from violation of contract, to damages and others.
4.	Termination
     The Director will be subject to the local and federal provisions regulating the termination of an employee in Puerto Rico. Pursuant to the provisions in Act No. 80 of May 30, 1976, as amended, the Director who is not in compliance with the goals and objectives, fails to meet quotas, is inefficient or incurs in any other violation of those set forth in Santander’s “Manual de Normas Generales de Conducta y Trabajo”, will be the subject to a disciplinary action described in it. In the event that there is just cause for the termination of this contract, the Director will only be entitled to receive the payment for the salary earned as of the date of termination and the balance of vacation accrued.
     The contracting parties agree that this contract may be terminated by any of the contracting parties.
     In the case of Santander, it may rescind this contract without just cause. Thus, Santander will pay exclusively the indemnification set forth in Act 80 of May 30, 1976, as amended. The contracting parties consent and agree that said payment will be considered his/her total compensatory indemnification releasing Santander from any type of claim or cause of action. In exchange for said indemnification, the Director promises to subscribe a legal document releasing Santander from any possible claim he/she may have against Santander, its officers and representatives.
     In the event of a claim or cause of action by the Director, Santander will select the attorneys to represent Santander in such litigation and the fees and expenses incurred will be covered by the Director.

     Just cause will be deemed to be a breach by the Director of the terms and conditions of this contract, including, but not limited, to the Director not complying diligently and effectively with the norms, policies, guidelines and objectives of Santander; engaging in negligent conduct; or in a violation of law; dishonesty; incompetence; violation of fiduciary duty; indiscipline; reasons similar in seriousness or nature; or for any other reason or circumstance contained within the concept of “just cause,” as defined in Act Number 80 of May 30, 1976, as amended; or when the termination is due to an order from a federal or local authority with competence.
     The Director will deem this Contract terminated by means of a verbal and written notice to Santander, at least 30 days prior to the last day of work set forth in the written notice.
5.	Applicable Law
     This contract will be governed by the laws of the Commonwealth of Puerto Rico.
6.	Separability
     In the event that any party, condition or provision in this contract, is declared null and void in law by any court with competence, said termination will not affect the validity of the other provisions in this contract, which will continue to be in full force and effect. Likewise, the parties consent to have a court with competence modify, alter, amend, or interpret any part of this contract vitiated with nullity in such a manner that it eliminates that part of the particular provision.

7.	Acceptance
     The parties accept that this contract contains all the agreement reached by them and sign it freely and voluntarily.

In San Juan, Puerto Rico, this September 11, 2006.

/s/igned: Ivonna Pacheco	/s/igned: Tomas Torres

Director of Human Resources	Director